Exhibit 107
EX-FILING FEES
Calculation of Filing Fee Table
424(b)(5)(1)
(Form Type)
Issuer:
Humana Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	6.625% Fixed-to-Fixed Rate Junior Subordinated Notes due 2056	Rule 457(r)	$1,000,000,000	100.00%	$1,000,000,000	0.00013810	$138,100
Fees Previously Paid	–	–	–	–	–	–		–
Carry Forward Securities
Carry Forward Securities	–	–	–	–		–			–	–	–	–
	Total Offering Amounts					$1,000,000,000		$138,100
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$138,100
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(1) Final prospectus supplement.